UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2005

ENVIROKARE TECH INC

(Exact name of registrant as specified in its charter)

Nevada	000-26095	88-0412549

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5850 T.G. Lee Blvd, Suite 535 Orlando, Florida	89120

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 856-8882

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) The following individuals have been elected to serve as Directors of the Registrant at a meeting of the Board on September 20, 2005. Each has accepted and agreed to service at Director.

        Mr. Louis Savelli. Having joined DuPont in 1959, Mr. Savelli was appointed Division Director for the Finishes Division in 1989 and later Vice President and General Manager. He retired from DuPont in 2000 but remained on with the Herberts Paint, the purchaser of this Division until 2001. Mr Savelli attended Columbia University where he received an A.B. degree in Liberal Arts and B.S. degree in Chemical Engineering.

        Mr. Douglas Davidian. Mr. Davidian is a Chief Executive Officer of California Business Furnishings, Inc. of Fresno as well as several related companies in the business furnishings industry where he has worked in 1982. He is a receiver of the Jefferson Award and the Challenge to Total Quality Award in addition to other awards and recognition for his business and public service. He has a B.A. degree in Liberal Studies from California State University Fresno.

        Neither Mr. Savelli nor Mr. Davidian has yet been appointed to a committee of the Board. Both received Options to purchase 300,000 shares of the Company’s common stock at the market price on September 20, 2005. One half are exercisable after one year and one half after the second year they remain a member of the Board and extend for a period of 10 years from the date they become exercisable.

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	October 17, 2005

Envirokare Tech Inc.

Registrant

By:	/s/ George Kazantzis

George Kazantzis, COO